Exhibit 99.1

Gulf Western Petroleum Announces
Oakcrest Prospect Participation Agreement

Houston, TX – June 16, 2008 – Gulf Western Petroleum Corporation (the “Company”) [OTCBB: GWPC], has entered into a Participation and Exclusivity Agreement (the “Agreement”) with Amerpro Industries US Ltd. (“Amerpro”), and Caskids Operating Company, pursuant to which, among other things, the Company granted to Amerpro the exclusive right to participate in four wells (the “Prospect Wells”) on the Company’s leased acreage in Wharton County, Texas (the “Lease”).  Amerpro is responsible for 100% of the costs to drill, complete and connect each commercial well, and will earn an 86.175% working interest in and to the wells and surrounding acreage with a 62.046% net revenue interest in each commercial well.

The Company retains a 9.575% carried working interest, and upon 110% payout of each commercial well (recoupment of 110% of the drilling, completion and pipeline interconnection costs paid by Amerpro), the Company shall be entitled to an additional 15.0% and 10.8% working interest and net revenue interest, respectively; in such commercial wells and surrounding acreage. The Agreement provides for closing on or before August 1, 2008 (“Closing”) or such other date as maybe agreed by the Company and Amerpro.  The Agreement is subject to certain conditions including the completion of due diligence and TSX Venture Exchange approval.

Pursuant to the Agreement, Amerpro will pay the Company $1,200,000 as a prospect generation fee, with $100,000 paid upon execution of the Agreement, and the remaining $1,100,000 on Closing.  Amerpro also has the option to buy the right to participate in additional wells beyond the four Prospect Wells upon payment of an option fee of $3,700,000 due on or prior to Closing.  If the option is exercised, the option fee is payable directly to Metage Funds Limited and NCIM Limited to satisfy the Company’s indebtedness to them under one-year convertible secured notes issued on September 10, 2007.

Prior to Closing on August 1, 2008, Amerpro may terminate the Agreement and forfeit their initial $100,000.  The Agreement also provides that if terminated by Amerpro, neither they nor their affiliates, representatives or agents may acquire directly or indirectly any interest in the Lease for one-year from the date of termination.  Should such termination occur, Amerpro is obligated to convey to the Company at no cost any interests acquired by them free and clear liens and encumbrances.  Amerpro’s obligations under the Agreement are guaranteed by its parent company, Amerpro Industries Inc., a TSX Venture Exchange listed company.

This press release may include forward-looking statements based on the Company's current expectations as to future events. The forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. For example, the extraction and sale of natural gas from the wells involves a number of costs and risks, which may limit our ability to generate cash flow from the wells.   In addition, the business of Gulf Western Petroleum Corporation is subject to a number of risks typical of an oil and gas exploration and development company including, among other things, the inherent uncertainties associated with oil and gas exploration; laws, environmental, judicial, regulatory, political and competitive developments in areas in which Gulf Western Petroleum Corporation operates; and technological, mechanical and operational difficulties encountered in connection with Gulf Western Petroleum Corporation’s activities.

Company: Gulf Western Petroleum Corporation: Bassam Nastat President & Director Telephone: (713) 355-7001 www.gulfwesternpetroleum.com	Europe: Vicarage Capital Limited: Martin Wood London England (44) (0) 207 060 1303 www.vicaragecapital.com